Exhibit 10.16

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of June, 2006, by and between JPMORGAN CHASE BANK, N.A. (“Bank”), a national banking association with its lending branch location at 120 South LaSalle Street, Chicago, Illinois 60603, and INNERWORKINGS, INC. (“Borrower”), a Delaware corporation with its principal place of business at 600 W. Chicago Suite 750, Chicago, Illinois 60610.

RECITALS

Pursuant to Borrower’s request, Bank now and from time to time hereafter may loan or advance monies, extend credit and/or extend other financial accommodations to or for the benefit of Borrower.

To secure repayment of the same and all of “Borrower’s Liabilities” (as hereinafter defined), Borrower wishes to provide Bank with a security interest in and/or collateral assignment of Borrower’s assets.

NOW THEREFORE, in consideration of the terms and conditions set forth herein and of any loans or extensions of credit now or hereafter made to or for the benefit of Borrower by Bank, the parties hereto agree as follows:

1. DEFINITIONS AND TERMS

1.1 When used herein, the words, terms and/or phrases set forth below shall have the following meanings:

A.	Accounts: all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance including accounts as defined under the Illinois Uniform Commercial Code as amended and in effect from time to time (the “UCC”).

B.	Borrower’s Liabilities: all obligations and liabilities of Borrower to Bank and any of its subsidiaries, affiliates or successors, now existing or later arising (including, all debts, claims, indebtedness and attorneys’ fees and expenses as provided for in Section 10.12) whether primary, secondary, direct, contingent, fixed or otherwise, including Rate Hedging Obligations and obligations arising under Rate Management Transactions (as defined below), and liabilities under applications for letters of credit, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement or the “Other Agreements” (hereinafter defined) or by operation of law or otherwise.

C.	Charges: all national, federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof, including the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the “Collateral” (as hereinafter defined), Borrower’s Liabilities, Borrower’s business, Borrower’s ownership and/or use of any of its assets, and/or Borrower’s income and/or gross receipts.

D.	Collateral: shall have the meaning set forth in Section 4.2.

E.	Intentionally Omitted.

F.	Intentionally Omitted.

G.	Indebtedness: (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) or (ii) above; and (iv) liabilities with respect to unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in effect from time to time.

H.	LIBOR: the London Interbank Offered Rate, at any time and from time to time.

I.	LIBOR Agreement: the LIBOR Borrowing Agreement of even date, by and between Bank and Borrower.

J.	Obligor: any Person who is and/or may become obligated to Borrower under or on account of Accounts.

K.	Other Agreements: all agreements, instruments and documents, including guaranties, mortgages, deeds of trust, notes, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, subordination agreements, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower and delivered to Bank.

L.	Person: any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

M.	Prime Floating Rate: the rate, at any time and from time to time, most recently published or announced by Bank as its prime rate, it being understood that such rate may not be Bank’s lowest rate or most favorable rate of interest at any one time.

N.	Rate Management Transactions: any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and the Bank which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

O.	Rate Hedging Obligations: any and all obligations of the Borrower, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements designed to protect the Borrower from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including: interest rate swap agreements, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, floor or collar agreements, forward rate currency agreements or agreements relating to interest rate options, puts and warrants, and (ii) any and all agreements relating to cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

P.	Shareholder Tax Distributions: Distributions to Borrower’s shareholders calculated to equal the liability of such shareholders for taxes on income of the Borrower taxable to such shareholders taking into account the effect of any tax credits and deductions of the Borrower on the amount of such taxes.

1.2 Except as otherwise defined in this Agreement or the Other Agreements, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the UCC.

2. LOANS

2.1 Line of Credit. Subject to all of the terms and conditions hereinafter contained, Bank agrees to make available to Borrower a revolving line of credit (the “Revolving Credit”) with a maximum aggregate principal amount at any one time outstanding of Twenty Million and No/100 Dollars ($20,000,000.00). Advances under the Revolving Credit shall be made against and evidenced by a revolving note of Borrower (the “Revolving Note”) and all such advances shall mature as therein provided. All advances under the Revolving Credit shall bear interest (computed for the actual number of days elapsed on the basis of a 360-day year) until maturity (whether by lapse of time, acceleration or otherwise) at the Prime Floating Rate from time to time in effect or, at Borrower’s option exercised in accordance with the LIBOR Agreement, the rate determined by adding 200 basis points to LIBOR determined in accordance with the LIBOR Agreement. Interest on advances under the Revolving Credit shall be payable on the last day of each month during the term of the Revolving Credit commencing July 31, 2006. All outstanding principal and all accrued and unpaid interest on the Revolving Note shall be due and payable on June 30, 2007.

(A). The Revolving Credit shall be subject to all of the terms hereof, may be availed of by Borrower, so long as Borrower is not in default hereunder, from time to time, may be repaid by Borrower and availed of by Borrower again. All loan requests under the Revolving Credit shall be in multiples of $5,000.00 and in the minimum amount of $5,000.00. Any change in the interest rate on advances under the Revolving Credit resulting from a change in the Prime Floating Rate shall be and become effective as of and on the date of the relevant change in the Prime Floating Rate.

(B). The amount and date of each advance made under the Revolving Credit and the amount and date of each payment of principal and interest thereon shall be recorded by Bank on its books and records and the amount of principal and interest shown on the Bank’s books and records as owing on the Revolving Note from time to time shall be prima facie evidence of the amount so owing. The failure to so record any amount or any error in so recording any such amount, however, shall not limit or otherwise affect Borrower’s obligations hereunder or under the Revolving Note to repay the principal amount of the Revolving Credit together with all accrued interest thereon.

(C). Borrower shall give Bank irrevocable telephonic notice prior to 1:00 p.m. (Chicago time) on the date it requests that any advance be made to it under the Revolving Credit. Each notice shall be effective upon receipt by Bank and shall specify the amount, type (i.e. Prime Floating Rate or LIBOR) and date of such advance. The proceeds of each advance under the Revolving Credit shall be made available to Borrower at the principal office of Bank. Borrower does hereby irrevocably confirm, ratify and approve all such advances by Bank and does hereby indemnify Bank against losses, liabilities and expenses (including court costs and attorneys’ fees) and shall hold Bank harmless with respect thereto.

(D). Notwithstanding anything contained in this Agreement or the Other Agreements, the principal portion of Borrower’s outstanding liabilities due at any one time under the Revolving Credit shall not exceed 80% of Borrower’s Eligible Accounts (as defined below).

2.2 Letter of Credit Sub-Limit. At any time Borrower is entitled to an advance under the Revolving Credit, upon Borrower’s request Bank agrees to issue letters of credit for the account of Borrower in an amount not in excess of the maximum advance that the Borrower would then be entitled to obtain under the Revolving Credit, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all letters of credit plus the aggregate maximum available amount which may be drawn under all letters of credit which are outstanding at any time, including all letters of credit issued for the account of the Borrower which are outstanding on the date of the Revolving Note, shall not exceed Three Million and No/100 Dollars ($3,000,000.00); (b) each letter of credit shall have an expiration date no later than January 31, 2008 (the “Expiration Date”); (c) any letter of credit shall be a standby or commercial letter of credit and the form of the requested letter of credit shall be satisfactory to Bank, in Bank’s sole discretion; and (d) Borrower shall have executed an application and reimbursement agreement for any letter of credit in Bank’s standard form. While any letter of credit is outstanding, the maximum amount of advances that may be outstanding under the Revolving Note shall be automatically reduced by the maximum amount available to be drawn and remain unreimbursed under all letters of credit. Borrower shall pay Bank a fee for each standby letter of credit that is issued, such fee to be agreed upon for each letter of credit from time to time by Bank and Borrower, provided, however, that if such agreement is not reached, Bank shall be under no obligation to issue any letter of credit hereunder. No credit shall be given for fees paid due to early termination of any letter of credit. Borrower shall also pay Bank’s standard transaction fees with respect to any transactions occurring on an account of any letter of credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by Bank to any deposit account of Borrower with Bank without further authority and, in any event, shall be paid by Borrower within ten (10) days following billing.

2.3 Intentionally Omitted.

2.4 Advances made by Bank to Borrower pursuant to this Agreement shall be evidenced by notes or other instruments issued or made by Borrower to Bank. Except as otherwise provided in this Agreement or in any notes executed and delivered by Borrower to Bank in connection herewith, the principal portion of Borrower’s Liabilities shall be payable by Borrower to Bank on the maturity date(s) described in any such note(s) (as the same may be amended or renewed). Borrower may prepay any advance before its maturity date without penalty, except for prepayment of any LIBOR Loan, which shall not be prepaid on a date other than the last day of its Interest Period as defined under the LIBOR Agreement. All costs, fees and expenses payable hereunder or under the Other Agreements shall be payable by Borrower to Bank on demand, in either case at Bank’s principal place of business or such other place as Bank shall specify in writing to Borrower.

2.5 All of Borrower’s Liabilities shall constitute one obligation secured by Bank’s security interest in the Collateral and by any other security interests, liens, guaranties or other instruments securing obligations to Bank heretofore, now and/or from time to time hereafter granted by Borrower to Bank.

2.6 Each loan made by Bank to Borrower pursuant to this Agreement or the Other Agreements shall constitute an automatic warranty and representation by Borrower to Bank that there does not then exist an “Event of Default” (as hereinafter defined) or any event or condition which with notice, lapse of time and/or the making of such loan would constitute an Event of Default.

2.7 This Agreement shall be in effect until all of Borrower’s Liabilities have been paid in full and any and all commitments of Bank to make loans have terminated.

3. FEE INCOME

3.1 Borrower shall pay to Bank any out of pocket expenses that may arise in connection with this Agreement, the Revolving Note and Other Agreements, including the Bank’s attorney’s fees and all expenses of perfecting the liens granted hereunder.

3.2 Non-Usage Fee. Borrower shall pay Bank a non-usage fee on the average daily unused portion of the Revolving Credit at a rate of 0.30% per annum, payable in arrears at the end of each calendar quarter for which the fee is owing

4. COLLATERAL: GENERAL TERMS

4.1 To secure the prompt payment to Bank of Borrower’s Liabilities and the prompt, full and faithful performance by Borrower of all of the provisions to be kept, observed or performed by Borrower under this Agreement and/or the Other Agreements, Borrower grants to Bank a security interest in and to, and collaterally assigns to Bank, all of Borrower’s property, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent of Borrower’s leasehold interest therein), consigned (to the extent of Borrower’s ownership therein), arising and/or acquired, including all of Borrower’s: (a) Accounts, chattel paper, tax refunds, contract rights, leases, leasehold interests, letters of credit, instruments, documents, documents of title, patents, copyrights, trademarks, tradenames, licenses, goodwill, beneficial interests and general intangibles; (b) all goods whose sale, lease or other disposition by Borrower have given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (c) certificated and uncertificated securities; (d) goods, including all its consumer goods, machinery, equipment, farm products, fixtures and inventory; (e) liens, guaranties and other rights and privileges pertaining to any of the Collateral; (f) monies, reserves, deposits, deposit accounts and interest or dividends thereon, cash or cash equivalents; (g) all property now or at any time or times hereafter in the possession, or under the control of Bank or its bailee; (h) all accessions to the foregoing, all litigation proceeds pertaining to the foregoing and all substitutions, renewals, improvements and replacements of and additions to the foregoing; (i) all books, records and computer records in any way relating to the Collateral herein described; and (j) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to the Bank arising under or in connection with Rate Management Transactions.

4.2 All of the aforesaid property and products and proceeds of the foregoing in Paragraph 4.1 above, including, proceeds of insurance policies insuring the foregoing are herein individually and collectively called the “Collateral.” The terms used herein to identify the Collateral shall have the same meaning as are assigned to such terms as in effect from time to time in the UCC.

4.3 Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Bank’s security interest in the Collateral.

4.4 Borrower shall execute and deliver to Bank, at the request of Bank, all agreements, instruments and documents (“Supplemental Documentation”) that Bank reasonably may request, in form and substance acceptable to Bank, to perfect and maintain perfected Bank’s security interest in the Collateral and to consummate the transactions contemplated in or by this Agreement and the Other Agreements. Borrower agrees that a carbon, photographic or photostatic copy, or other reproduction of this Agreement or of any financing statement, shall be sufficient to evidence Bank’s security interest.

4.5 Bank shall have the right upon 48-hour prior written notice, at any time during Borrower’s usual business hours, to inspect the Collateral and all related records (and the premises upon which it is located) and to verify the amount and condition of or any other matter relating to the Collateral.

4.6 Borrower warrants and represents to and covenants with Bank that: (a) Bank’s security interest in the Collateral is now and at all times hereafter shall be perfected and have a first priority except as expressly agreed to in writing by the Bank; (b) all of the Collateral currently owned by Borrower and all of the Collateral hereafter acquired is, or will be held or stored at Borrower’s principal place of business as set forth on Schedule 7.1 and Borrower shall not remove such Collateral therefrom except as may occur in the ordinary course of business, and shall not keep any of such Collateral at any other offices or locations unless Borrower gives Bank written notice thereof at least thirty (30) days prior thereto and the same is within the United States of America.

4.7 Upon an Event of Default and at the request of Bank, Borrower shall receive, as the sole and exclusive property of Bank and as trustee for Bank, all monies, checks, notes, drafts and all other payments for and/or proceeds of Collateral which come into the possession or under the control of Borrower and immediately upon receipt except for the proceeds of an insured casualty claim as provided under Section 6.1 below. Borrower shall remit the same (or cause the same to be remitted), in kind, to Bank or at Bank’s direction.

4.8 Upon an Event of Default, Bank may take control of, in any manner, and may endorse Borrower’s name to any of the items of payment or proceeds described in Section 4.7 above and, pursuant to the provisions of this Agreement, Bank shall apply the same to and on account of Borrower’s Liabilities.

4.9 Bank may, at its option, at any time or times hereafter, but shall be under no obligation to pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Collateral.

4.10 Immediately upon Borrower’s receipt of that portion of the Collateral evidenced by an agreement, instrument and/or document (“Special Collateral”), Borrower shall mark the same to show that such Special Collateral is subject to a security interest in favor of Bank and shall deliver the original thereof to Bank, together with appropriate endorsement and/or specific evidence of assignment (in form and substance acceptable to Bank) thereof to Bank.

4.11 Regardless of the adequacy of any Collateral securing Borrower’s Liabilities hereunder, any deposits or other sums at any time credited by or payable or due from Bank to Borrower, or any monies, cash, cash equivalents, securities, instruments, documents or other assets of Borrower in possession or control of Bank or its bailee for any purpose may, upon an Event of Default, be reduced to cash and applied by Bank to or setoff by Bank against Borrower’s Liabilities hereunder.

4.12 Upon an Event of Default and at the request of Bank, Borrower shall instruct the Obligors of its Accounts to make payments directly to a lockbox or cash collateral account maintained by Bank in Borrower’s name. All such collections shall be Bank’s property to be applied against Borrower’s Liabilities, and not Borrower’s property. Bank may endorse Borrower’s name to any of the items of payment or proceeds described herein.

5. COLLATERAL: ACCOUNTS

5.1 An “Eligible Account” is an Account of Borrower which meets each of the following requirements: (a) it arises from the sale or lease of goods, such goods having been shipped or delivered to the Obligor thereof, or from services rendered to the Obligor; (b) it is a valid, legally enforceable obligation of the Obligor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Obligor denying liability thereunder in whole or in part; (c) it is subject to a perfected security interest in favor of Bank and is not subject to any other lien or security interest whatsoever, except those of Bank; (d) it is evidenced by an invoice (dated not later than the date of shipment to the Obligor or performance and having a due date not more than thirty (30) days after the date of invoice) rendered to such Obligor, and is not evidenced by any instrument or chattel paper; (e) it is payable in United States dollars; (f) it is not owing by any Obligor residing, located or having its principal activities or place of business outside the United States of America or who is not subject to service of process in the United States of America; (g) it is not owing by any Obligor involved in any bankruptcy or insolvency proceeding; (h) it is not owing by any affiliate of Borrower; (i) it is not unpaid more than ninety (90) days after the date of such invoice; (j) it is not owing by an Obligor which shall have failed to pay in full any invoice evidencing any account within ninety (90) days after the date of such invoice, unless the total invoice amounts of such Obligor which have not been paid within ninety (90) days of the date represents less than twenty percent (20%) of the total invoice amounts then outstanding of such Obligor; and (k) it is not an Account as to which Bank, at any time or times hereafter, determines, in good faith, that the prospect of payment or performance by the Obligor thereof is or will be impaired. Notwithstanding the foregoing, Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, shall not be included as an Eligible Account unless, with respect to any such Account, Borrower has complied to Bank’s satisfaction with the provisions of the Federal Assignment of Claims Act of 1940, including executing and delivering to Bank all statements of assignment and/or notification which are in form and substance acceptable to Bank and which are deemed necessary by Bank to effectuate the assignment to Bank of such Accounts. An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Bank may in its sole discretion at any time reduce the percentage set forth in clause (j) above upon the occurrence of an Event of Default and seven (7) days prior notice to Borrower. Borrower, immediately upon demand from Bank, shall pay to Bank an amount of money equal to the monies advanced by Bank to Borrower upon an Account that is no longer an Eligible Account. Borrower warrants and represents to and covenants with Bank that the principal portion of Borrower’s Liabilities represented by the advances made by Bank to Borrower, pursuant to Section 2 above, shall not exceed the total of the then outstanding amounts (less maximum discounts, credits and allowances which may be taken by or granted to Obligors in connection therewith) of all then existing Eligible Accounts multiplied by the advance rate of eighty percent (80%).

5.2 With respect to Accounts, except as otherwise disclosed by Borrower to Bank in writing, Borrower warrants and represents to Bank that: (a) they are genuine, are in all respects what they purport to be and are not evidenced by a judgment; (b) they represent undisputed, bonafide transactions completed in accordance with the terms and provisions contained in the invoices and other documents delivered to Bank with respect thereto; (c) the amounts shown on any schedule of Accounts and/or all invoices and statements delivered to Bank with respect thereto are actually and absolutely owing to Borrower and are not in any way contingent; (d) no payments have been made or shall be made thereon except payments immediately delivered to Bank pursuant to this Agreement; (e) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made any agreement with any Obligor thereof for any deduction therefrom except a regular discount allowed by Borrower in the ordinary course of its business for prompt payment; (f) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder, which may be shown on any schedule of accounts and on all invoices, and statements delivered to Bank with respect thereto; (g) to the best of Borrower’s knowledge, all Obligors have the capacity to contract and are solvent; (h) the services furnished and/or goods sold or leased giving rise thereto are not subject to any lien, claim, encumbrance or security interest except that of Bank; (i) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; (j) to the best of Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Obligor which might result in any material adverse change in its financial condition; and (k) Borrower has filed a notice of business activities report or a certificate of authority or similar report with the appropriate office or department in states where Account Obligors are located, and where such reports are required as a condition to commencing or maintaining an action in the courts of such states, or Borrower has demonstrated to Bank’s satisfaction that it is exempt from any such requirements under such state’s law.

5.3 Any of Bank’s officers, employees or agents shall have the right, at any time or times hereafter, in Bank’s name or in the name of a nominee of Bank, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile or otherwise and to sign Borrower’s name on any verification of Accounts and notices thereof to Obligors. All costs, fees and expenses relating thereto incurred by Bank (or for which Bank becomes obligated) shall be part of Borrower’s Liabilities, payable by Borrower to Bank on demand.

5.4 Unless Bank notifies Borrower in writing that Bank suspends any one or more of the following requirements, Borrower shall: (a) promptly upon Borrower’s learning thereof, inform Bank, in writing, of any material delay in Borrower’s performance of any of its obligations to any Obligor and of any assertion of any claims, offsets or counterclaims by any Obligor and of any allowances, credits and/or other monies granted by Borrower to any Obligor; (b) not permit or agree to any extension, compromise or settlement with respect to Accounts which constitute, in the aggregate, more than five percent (5%) of all Accounts then owing to Borrower; and (c) keep all goods returned by any Obligor and all goods repossessed or stopped in transit by Borrower from any Obligor segregated from other property of Borrower, immediately notify Bank of Borrower’s possession of such goods, and hold the same as trustee for Bank until otherwise directed in writing by Bank.

5.5 Upon an Event of Default, Bank shall have the right, now and at any time or times hereafter, at its option, without notice thereof to Borrower: (a) to notify any or all Obligors that the Accounts and Special Collateral have been assigned to Bank and the Bank has a security interest therein; (b) to direct such Obligors to make all payments due from them to Borrower upon the Accounts and Special Collateral directly to Bank; and (c) to enforce payment of and collect, by legal proceedings or otherwise, the Accounts and Special Collateral in the name of Bank and Borrower.

5.6 Borrower, irrevocably, hereby designates, makes, constitutes and appoints

Bank (and all Persons designated by Bank) as Borrower’s true and lawful attorney (and agent-in-fact), with power, upon an Event of Default, without notice to Borrower and in Borrower’s or Bank’s name: (a) to demand payment of Accounts; (b) to enforce payment of the Accounts by legal proceedings or otherwise; (c) to exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts; (d) to settle, adjust, compromise, discharge, release, extend or renew the Accounts; (e) to settle, adjust or compromise any legal proceedings brought to collect the Accounts; (f) to sell or assign the Accounts upon such terms, for such amounts and at such time or times as Bank deems advisable; (g) to prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; or (h) to prepare, file and sign Borrower’s name on any proof of claim in Bankruptcy or similar document against any Obligor.

6. WARRANTIES, REPRESENTATIONS AND COVENANTS:

INSURANCE AND TAXES

6.1 Borrower, at its sole cost and expense, shall keep and maintain: (a) the Collateral insured for the full insurable value against all hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; and (b) business interruption insurance and public liability and property damage insurance relating to Borrower’s ownership and use of its assets. All such policies of insurance shall be in a form with insurers and in such amounts as may be reasonably satisfactory to Bank, Borrower shall deliver to Bank the original (or certified) copy of each policy of insurance, or a certificate of insurance, and evidence of payment of all premiums for each such policy. Such policies of insurance (except those of public liability) shall contain a standard form lender’s loss payable clause, in form and substance acceptable to Bank, showing loss payable to Bank, and shall provide that: (i) the insurance companies will give Bank at least thirty (30) days written notice before any such policy or policies of insurance shall be altered or canceled; and (ii) no act or default of Borrower or any other Person shall effect the right of Bank to recover under such policy or policies of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance (except those of public liability) to pay all proceeds payable thereunder directly to Bank and hereby authorizes Bank to make, settle, and adjust claims under such policies of insurance and endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance. So long as no Event of Default has occurred and is continuing, Borrower can negotiate and settle multiple insured casualty claims up to an amount in the aggregate of Five Hundred Thousand Dollars ($500,000.00) per year and apply the proceeds to repair or replacement of the damaged property. In the event of any other or larger casualty, the Bank will consult with the Borrower regarding possible uses of the proceeds of insurance but retains Bank’s right to exercise its sole discretion to settle the claim and apply the proceeds at any time to the Borrower’s Liabilities.

Unless Borrower provides Bank with evidence of the insurance coverage required by this Agreement, Bank may purchase insurance at Borrower’s expense to protect Bank’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage that Bank purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Bank, but only after providing Bank with evidence that Borrower has obtained insurance as required by this Agreement. If Bank purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges Bank may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to Borrower’s total outstanding balance or obligation. The costs of the insurance may be more than the cost of the insurance Borrower is able to obtain on its own.

6.2 Borrower shall pay promptly, when due, all Charges, and shall not permit any Charges to arise, or to remain and will promptly discharge the same.

7. WARRANTIES, REPRESENTATIONS AND COVENANTS

7.1 Borrower warrants and represents to and covenants with Bank that: (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware having federal tax identification number 364469346 and corporation identification number 3439619; (b) Borrower’s principal executive office, principal place of business and other offices and places of business are set forth on Schedule 7.1(a) attached hereto and are Borrower’s sole offices and places of business; (c) Borrower has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Other Agreements; (d) the execution, delivery and/or performance by Borrower of this Agreement and the Other Agreements shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in Borrower’s Articles of Incorporation, By-Laws or similar document, or contained in any material agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may be bound; (e) Borrower has and at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances except those of Bank; (f) Borrower is now, and at all times hereafter shall be, solvent and generally paying its debts as they mature and Borrower now owns and shall at all times hereafter own property which, at a fair valuation, is greater than the sum of its debts; (g) Borrower is not and will not be, during the term hereof, in violation of any applicable federal, state or local statute, regulation or ordinance that in any respect materially and adversely affects its business, property, assets, operations or condition, financial or otherwise; (h) Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound; (i) all of Borrower’s trademark registrations, patents and patent applications and copyright registrations are listed on Schedule 7.1(i) attached hereto; and (j) since December 31, 2005, there has been no material adverse change in the financial condition of Borrower.

7.2 Borrower warrants and represents to and covenants with Bank that Borrower shall not, without Bank’s prior written consent thereto: (a) grant a security interest in or assign any of the Collateral to any Person or permit, grant, or suffer a lien, claim or encumbrance upon any of the Collateral; (b) sell or transfer any of the Collateral not in the ordinary course of business; (c) enter into any transaction not in the ordinary course of business which materially and adversely affects the Collateral or Borrower’s ability to repay Borrower’s Liabilities or Indebtedness; (d) other than as specifically permitted in or contemplated by this Agreement or the Other Agreements, encumber, pledge, mortgage, sell, lease or otherwise dispose of or transfer, whether by sale, loan, distribution, merger, consolidation or otherwise, any of Borrower’s assets; (e) incur Indebtedness except: (i) unsecured trade debt in the ordinary course of business; (ii) renewals, extensions or refinancings in the same amount of existing indebtedness and interest thereon; and (iii) indebtedness that is unsecured and is to Persons who execute and deliver to Bank in form and substance acceptable to Bank and its counsel subordination agreements subordinating their claims against Borrower therefor to the payment of Borrower’s Liabilities; (f) be or become subject at any time to any law, regulation, or list of any government agency (including the U.S. Office of Foreign Asset Control List) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower or fail to provide documentary and other evidence of Borrower’s identity as may be required by Bank at any time to enable Bank to verify Borrowers’ identity or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318; and (g) make any changes to its state of organization, organizational structure, location of principal executive office, principal place of business and other offices and places of business are set forth on Schedule 7.1(a), without the prior written consent of Bank, which shall not be unreasonably withheld.

7.3 Borrower warrants and represents to and covenants with Bank that Borrower shall furnish to Bank: (a) as soon as available but not later than one hundred twenty (120) days after the close of each fiscal year of Borrower, financial statements, which shall include, but not be limited to, balance sheets, income statements and statements of cash flow of Borrower prepared in accordance with generally accepted accounting principles, consistently applied, audited by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Bank; (b) as soon as available but not later than sixty (60) days after the end of each quarterly fiscal period of Borrower, financial statements of Borrower, certified by an officer of Borrower to be prepared in accordance with generally accepted accounting principles, consistently applied, and to fairly present the financial position and results of operations of Borrower for such period; (c) as soon as available but not later than fifteen (15) days after the close of each month during which borrowing is outstanding under the Revolving Credit, a monthly borrowing base certificate with accompanying accounts receivable agings when borrowing under the Revolving Credit in the form of Schedule 7.3; and (d) such other data and information (financial and otherwise) as Bank, from time to time, may reasonably request. Borrower shall permit Bank to inspect and copy Borrower’s business records at such times and at such intervals during usual business hours as the Bank may reasonably require, and to discuss Borrower’s business, operations, and financial condition with Borrower’s officers and accountants.

7.4 Borrower shall at all times maintain “Tangible Capital Funds” (as hereinafter defined) in excess of Fifteen Million and No/100 Dollars ($15,000,000). Tangible Capital Funds shall mean the sum of (a) the book value of the net worth of Borrower as determined in accordance with the generally accepted accounting principles, minus (b) the aggregate book value of general intangible assets of Borrower included on its balance sheet, including shareholder receivables and loans and any other assets reasonably deemed intangible by Bank, plus (c) any debt that is formally subordinated to Bank through a subordination agreement.

7.5 Borrower shall inform Bank in writing promptly upon obtaining knowledge of (a) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting Borrower which could materially adversely affect the financial condition of Borrower; (b) the institution of steps by Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which Borrower may have liability; and (c) any alleged breach of any provision of this Agreement or any other agreement related to the Revolving Credit.

7.6 Borrower covenants and agrees to use Bank as its primary depository and disbursement point, maintaining demand deposit balances sufficient to cover the cost of non-credit services in accordance with Bank’s determination. Borrower shall not maintain any depository accounts in the United States at any bank or financial institution other than Bank, except petty cash accounts located in cities other than Chicago and located in the same city with an office or factory operated by Borrower. Any such petty cash accounts at banks in cities in which Bank or other subsidiaries of Bank’s shareholder operates a bank or branch shall be maintained at such bank or branch.

7.7 Borrower warrants and represents to and covenants with Bank that the proceeds from the Revolving Credit shall be used for the working capital and general business needs of Borrower.

8. INTENTIONALLY OMMITTED

9. DEFAULT

9.1 The occurrence of any one of the following events shall constitute a default by the Borrower (“Event of Default”) under this Agreement: (a) if Borrower fails to pay any scheduled principal or interest payment or fails to pay any other of Borrower’s Liabilities when due and payable or declared due and payable (whether by scheduled maturity, required payment, acceleration, demand or otherwise); (b) if Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement or any of the Other Agreements and such failure continues for fifteen (15) days after notice thereof, except default under Section 7 which shall become Events of Default if not cured within ten (10) days of their occurrence, without notice; (c) occurrence of a default or event of default under any of the Other Agreements heretofore, now or at any time hereafter delivered by or on behalf of Borrower to Bank after the expiration of any applicable cure period therein; (d) occurrence of a default or an event of default under any agreement, instrument or document heretofore, now or at any time hereafter delivered to Bank by any guarantor of Borrower’s Liabilities or by any Person which has granted to Bank a security interest or lien in and to some or all of such Person’s real or personal property to secure the payment of Borrower’s Liabilities after the expiration of any applicable cure period therein; (e) if the Collateral or any other of Borrower’s assets are attached, seized, subjected to a writ, or are levied upon or become subject to any lien or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (f) if a notice of lien, levy or assessment is filed of record or given to Borrower with respect to all or any of Borrower’s assets by any federal, state, local department or agency; (g) if Borrower or any guarantor of Borrower’s Liabilities becomes insolvent or generally fails to pay or admits in writing its inability to pay debts as they become due, if a petition under Title 11 of the United States Code or any similar law or regulation is filed by or against Borrower or any such guarantor, if Borrower or any such guarantor shall make an assignment for the benefit of creditors, if any case or proceeding is filed by or against Borrower or any such guarantor for its dissolution or liquidation, or if Borrower or any such guarantor is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, unless any such petition, case or proceeding filed against Borrower or any guarantor is dismissed, stayed, bonded or discharged within sixty (60) days of such filing; (h) the dissolution of Borrower, or the death or incompetency of any guarantor of Borrower’s Liabilities, or the appointment of a conservator for all or any portion of Borrower’s assets or the Collateral; (i) the revocation, termination, or cancellation of any guaranty of Borrower’s Liabilities without written consent of Bank; (j) if a contribution failure occurs with respect to any pension plan maintained by Borrower or any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or controlled group of trades or businesses (as described in Sections 414(b) and (c) of the Internal Revenue Code of 1986 or Section 4001 of ERISA) sufficient to give rise to a lien under Section 302(f) of ERISA; (k) if Borrower or any guarantor of Borrower’s Liabilities is in default in the payment of any obligations, indebtedness or other liabilities to any third party and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; (l) if any material statement, report or certificate made or delivered by Borrower, any of Borrower’s partners, officers, employees or agents or any guarantor of Borrower’s Liabilities is not true and correct; or (m) the occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to Rate Management Transactions.

9.2 All of Bank’s rights and remedies under this Agreement and the Other Agreements are cumulative and non-exclusive.

9.3 Upon an Event of Default or the occurrence of any one of the events described in Section 9.1 which, with the passage of time or the giving of notice or both, would become an Event of Default, without notice by Bank to or demand by Bank of Borrower, Bank shall have no further obligation to and may then forthwith cease advancing monies or extending credit to or for the benefit of Borrower under this Agreement and the Other Agreements. Upon an Event of Default, without notice by Bank to Borrower, Borrower’s Liabilities shall be immediately due and payable.

9.4 Upon an Event of Default, Bank, in its sole and absolute discretion, may exercise any one or more of the rights and remedies accruing to a secured party under the UCC or the Uniform Commercial Code of another state if applicable and any other applicable law granting rights to creditors upon default by a debtor.

9.5 Upon an Event of Default, Borrower, immediately upon demand by Bank, shall assemble the Collateral and make it available to Bank at a place or places to be designated by Bank which is reasonably convenient to Bank and Borrower. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the Other Agreements, no remedy of law will provide adequate relief to Bank, and agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.6 Upon an Event of Default, without notice, demand or legal process of any kind, Bank may take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Bank shall have the right to store the same in any of Borrower’s premises without cost to Bank.

9.7 Any notice required to be given by Bank of a sale, lease, or other disposition of the Collateral or any other intended action by Bank, (i) deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified at the beginning of this Agreement, or (ii) sent via certified mail, return receipt requested, or (iii) sent via facsimile, or (iv) delivered personally, not less than ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower.

9.8 Upon an Event of Default, Borrower agrees that Bank may, if Bank deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale, Borrower agrees that Bank has no obligation to preserve rights against prior parties to the Collateral. Further, to the extent permitted by law, Borrower waives and releases any cause of action and claim against Bank as a result of Bank’s possession, collection or sale of the Collateral, any liability or penalty for failure of Bank to comply with any requirement imposed on Bank relating to notice of sale, holding of sale or reporting of sale of the Collateral, and any right of redemption from such sale.

10. GENERAL

10.1 Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower’s Liabilities, and Borrower agrees that Bank shall have the continuing exclusive right to apply and re-apply any and all such payments in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.

10.2 Borrower covenants, warrants and represents to Bank that all representations and warranties of Borrower contained in this Agreement and the Other Agreements shall be true from the time of Borrower’s execution of this Agreement to the end of the original term and each renewal term hereof. All of Borrower’s warranties, representations, undertakings, and covenants contained in this Agreement or the Other Agreements shall survive the termination or cancellation of the same.

10.3 This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the heirs, representatives, successors and assigns of Borrower and Bank. This provision, however, will not be deemed to modify Section 10.10 hereof.

10.4 Bank’s failure to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default by Borrower under this Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Other Agreements and no Event of Default by Borrower under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing, signed by an officer of Bank and directed to Borrower specifying such suspension or waiver.

10.5 If any provision of this Agreement or the Other Agreements or the application thereof to any person, entity or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements and the application of such provision to other Persons, or circumstances will not be affected thereby and the provisions of this Agreement and the Other Agreements shall be severable in any such instance.

10.6 Borrower hereby appoints Bank as Borrower’s agent and attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any agreement, instrument or document which Bank may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. All monies paid for the purposes herein, and all costs, fees and expenses paid or incurred in connection therewith, shall be part of Borrower’s Liabilities, payable by Borrower to Bank on demand.

10.7 This Agreement, or a copy or other reproduction of this Agreement or of any Uniform Commercial Code financing statement covering the Collateral or any portion thereof, shall be sufficient as a Uniform Commercial Code financing statement and may be filed as such.

10.8 Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive by virtue of any applicable statute or law, and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any and all agreements, instruments or documents at any time held by Bank on which Borrower may in any way be liable.

10.9 Except as otherwise provided in the Other Agreements, if any provision contained in this Agreement is in conflict with, or inconsistent with any provision in the Other Agreements, the provision of this Agreement shall govern and control. The headings of sections and subsections herein are merely for convenience of reference and shall not affect the interpretation of any of the provisions hereof. Whenever the context so requires, the plural shall include the singular and vice versa. The recitals contained at the beginning of this Agreement are a part of this Agreement. Whenever the term “including” is used in this Agreement it shall mean “including without limiting the generality of the foregoing.” All Exhibits and Schedules referred to in this Agreement and attached to this Agreement are incorporated in this Agreement by reference.

10.10 The terms and provisions of this Agreement and the Other Agreements shall supersede any prior agreement or understanding of the parties hereto, and contain the entire agreement of the parties hereto with respect to the matters covered herein. This Agreement and the Other Agreements may not be modified, altered, or amended except by an agreement in writing signed by Borrower and Bank. This Agreement shall continue in full force and effect so long as any portion or component of Borrower’s Liabilities shall be outstanding. All of Borrower’s warranties, representations, undertakings, and covenants contained in this Agreement or the Other Agreements shall survive the termination or cancellation of the same. Should a claim (“Recovery Claim”) be made upon the Bank at any time for recovery of any amount received by the Bank in payment of Borrower’s Liabilities (whether received from Borrower or otherwise) and should the Bank repay all or part of said amount by reason of (1) any judgment, decree or order of any court or administrative body having jurisdiction over Bank or any of its property; (2) any settlement or compromise of any such Recovery Claim effected by the Bank with the claimant (including Borrower), this Agreement and the security interests granted Bank hereunder shall continue in effect with respect to the amount so repaid to the same extent as if such amount had never originally been received by the Bank, notwithstanding any prior termination of this Agreement, the return of this Agreement to Borrower, or the cancellation of any note or other instrument evidencing Borrower’s Liabilities. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof.

10.11 This Agreement and the Other Agreements shall be governed and controlled by the internal laws of the State of Illinois applicable to contracts made and performed entirely in Illinois, without regard to the law of conflicts of laws.

10.12 If at any time or times hereafter, whether or not Borrower’s Liabilities are outstanding at such time, Bank: (a) employs counsel for advice or other representation, (i) with respect to the Collateral, this Agreement, the Other Agreements or the administration of Borrower’s Liabilities, (ii) to represent Bank in any litigation, arbitration, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, arbitration, contest, dispute, suit or proceeding (whether instituted by Bank, Borrower or any other Person) in any way or respect relating to the Collateral, this Agreement, the Other Agreements, or Borrower’s affairs, or (iii) to enforce any rights of Bank against Borrower or any other Person which may be obligated to Bank by virtue of this Agreement or the Other Agreements; (b) takes any action with respect to administration of Borrower’s Liabilities or to protect, collect, sell, liquidate or otherwise dispose of the Collateral; and/or (c) attempts to or enforces any of Bank’s rights or remedies under this Agreement or the Other Agreements, including Bank’s rights or remedies with respect to the Collateral, the reasonable costs, fees and expenses (including reasonable attorney’s fees) incurred by Bank with respect to the foregoing, shall be part of Borrower’s Liabilities, payable by Borrower to Bank on demand.

10.13 Until Bank is notified by Borrower to the contrary in writing by registered or certified mail directed to Bank’s principal place of business, the signature upon this Agreement or upon any of the Other Agreements of any partner, manager, employee or agent of the Borrower, or of any other Person designated in writing to Bank by any of the foregoing, shall bind Borrower and be deemed to be the duly authorized act of Borrower.

10.14 Subject to Section 10.15 below, the Bank may provide, without any limitation whatsoever, any information or knowledge the Bank may have about the undersigned or any matter relating to this Agreement and any related documents to any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Agreement or any related documents, and the undersigned waives any right to privacy the undersigned may have with respect to such matters. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights or obligations in this Agreement to one or more purchasers whether or not related to the Bank.

10.15 During the term of this Agreement, the Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Other Agreements or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extend such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a non-confidential basis from a source other than the Borrower. For purposes of this Section “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord it own confidential information.

10.16 BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS, AND BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS SECTION.

10.17 BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER AGREEMENTS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT, COUNTERCLAIM OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.18 USA PATRIOT ACT NOTIFICATION: The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 538:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorist and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

BORROWER:

INNERWORKINGS INC.

By:	/s/ Nick Galassi
Print or Type Name:	Nick Galassi
Its:	CFO

Accepted this      day of June, 2006 in the City of Chicago, State of Illinois.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Timothy S. Irwin
Print or Type Name:	Timothy S. Irwin
Its:	Vice President

22